Exhibit 8.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM CLIENT/MATTER NUMBER 100830-0145

March 31, 2017

Regency Centers Corporation

Regency Centers, L.P.

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinions as tax counsel to Regency Centers Corporation (the “Company” or “Regency”) concerning the federal income tax consequences in connection with the registration statement on Form S-3 (the “Registration Statement”) and with respect to qualification of the Company as a real estate investment trust (a “REIT”) for federal income tax purposes, for the issuance from time to time, as set forth in the prospectus contained in such Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus, of (a) Regency Centers, L.P.’s (the “Operating Partnership”) debt securities (the “Debt Securities”) and warrants to purchase debt securities, (b) Regency’s common stock, par value $0.01 per share, and special common stock, par value $0.01 per share (collectively, the “Common Shares”), (c) one or more series of Regency’s preferred stock, par value $0.01 per share (the “Preferred Shares”), (d) Regency’s depositary shares representing whole or fractional parts of one or more series of Common Shares or Preferred Shares (the “Depositary Shares”), (e) Regency’s warrants to purchase our common stock, preferred stock or depository shares (“Warrants”), purchase contracts and units that relate to or are comprised of any of the foregoing securities, and (f) the guarantee of Regency with respect to the Debt Securities (the “Guarantees”), to be issued against payment therefore.

In connection with the opinions rendered below, we have reviewed the Registration Statement, the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.

In connection with the opinions rendered below, we have assumed generally that:

(1)    each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

(2)    during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

March 31, 2017

(3)    the Company will not make any amendments to its organizational documents or to the organizational documents of Regency Realty Group, Inc., a Florida corporation (“Management Company”), after the date of this opinion that would affect its qualification as a REIT for any taxable year;

(4)    no actions will be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer’s Certificate, and without further investigation, we are of the opinion that the opinions set forth in the related prospectus under the caption “Certain Material Federal Income Tax Considerations” are accurate in all material respects as to matters of law and legal conclusions.

The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein. As described in the Registration Statement, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

March 31, 2017

We hereby consent to the inclusion of this opinion as Exhibit 8 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP